                                                                    EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                    Contact: Paul G. Van Wagenen
                                                                  (713) 297-5000


                         POGO'S FIRST QUARTER REFLECTS
                   RISING PRODUCTION AND HIGHER ENERGY PRICES
                                  ___________

                      NORTH CENTRAL ACQUISITION COMPLETED,
                     ACCELERATED DRILLING PLANNED FOR 2001
                                  ___________

                          QUARTERLY DIVIDEND DECLARED
                                  ___________

     HOUSTON, TX - April 24, 2001 - First quarter 2001 net income of Pogo Producing Company ("PPP" - NYSE) totaled $39,946,000, or $0.93 per share, on revenues of $169,862,000, up markedly from first quarter 2000 net income of $8,383,000, or $0.21 per share, on revenues of $100,918,000. Discretionary cash flow in the first quarter of this year was $111,955,000, compared to $56,917,000 in the same period of 2000.

     Pogo's Chairman, Paul G. Van Wagenen, said, "In the first quarter, Pogo enjoyed a continuation of its recent drilling success. The company delineated and expanded its fourth quarter discoveries made in the Gulf of Mexico and the Gulf of Thailand. Pogo's Gulf of Mexico discoveries, now being developed, will spur production growth beginning in the fourth quarter of this year. We also expect significant increases in Benchamas field production in mid-2002, resulting from the onset of production from five new Benchamas platforms that are currently under construction."

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

     Mr. Van Wagenen continued, "Pogo's recent drilling success should result in production growth for the next couple of years. Additionally, with the successful completion of our acquisition of North Central Oil Corporation, North Central's predominantly natural gas volumes and revenues will add nicely to Pogo's tally beginning in the second quarter of this year and extending well into our future. The timing for that natural gas acquisition seems to have been excellent."

PRODUCTION RATES AND ENERGY PRICES RISE

     In the first quarter, Pogo produced liquid hydrocarbons, including crude oil, condensate, and plant products, at an average rate of 28,538 barrels per day, up from 26,641 barrels per day produced in the first quarter of 2000. Natural gas production rose in the same time frame from 176.1 million cubic feet per day (mmcf/d) to 182.7 mmcf/d. Crude oil and condensate prices rose from $26.11 per barrel in the first quarter of 2000 to $26.54 per barrel in the first quarter of this year. First quarter 2001 natural gas prices jumped to $5.59 per thousand cubic feet (mcf) from $2.50/mcf in the same quarter last year. Higher prices and production rates resulted in Pogo's marked year-over-year increases in revenues, discretionary cash flow and net income.

THE GULF OF MEXICO

     In the first quarter, two new successful wells were added to Pogo's recently announced fourth quarter discoveries at Main Pass Blocks 61/62 field. Pogo is the operator and 100% working interest owner in this significant new Gulf of Mexico oil field. Development is on schedule, including the setting of a production platform to bring this new field on-stream by the end of this year.

     Fourth quarter commencement of production is still anticipated at the Ewing Bank Block 871/872 field, owned 50% by Pogo. A third consecutive successful well was drilled in that field in the first quarter, encountering some 94 net feet of oil pay.

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THE ONSHORE DIVISIONS

     Two dozen wells are budgeted to be drilled in 2001 in the Los Mogotes field in Zapata County. One rig is under long-term contract and is currently drilling in this field. A second rig is scheduled to arrive in May, and a third rig is planned for June or July. Pogo is the operator and an approximate 65% working interest owner in this important, developing onshore natural gas field.

     Located just north of Los Mogotes, also in Zapata County, Texas, Pogo's 98% owned Hundido field will see six additional wells drilled this year to expand upon this successful Lobo play, which has already produced over 100 billion cubic feet (bcf) of natural gas since the start of production in 1997.

     In the Western (Permian Basin) Division, seven Pogo wells were drilled in the first quarter, all successfully completed, and at quarter-end seven more wells were in various stages of drilling, completing or testing.

SUCCESSFUL THAILAND DRILLING

     First quarter exploratory drilling in the Gulf of Thailand continued to result in hydrocarbon discoveries. Two new wells in the Chaba area, previously called "Kung," resulted in significant discoveries of oil and natural gas. The Benchamas field Number 24 well was drilled in the quarter, and it yielded 500 net feet of pay, establishing a future platform location on the westernmost edge of the Benchamas field.

     An additional Chaba well and as many as six Jarmjuree area wells will be drilled during the next three months. Meanwhile, development activity continued in both the Benchamas and Maliwan fields.

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OTHER INTERNATIONAL OPERATIONS

     The 97,000-acre 3-D seismic acquisition program in the Tompa license area of Hungary was completed ahead of schedule, just after the end of the first quarter. That seismic information, along with the data from the 42,000 acres of new 3-D seismic in the Kenderes sub-area of the Szolnok license, are being processed and will be analyzed during the next several months. The company plans, as a 100% owner of these two Hungary license areas totaling 778,000 acres, to launch a multiple-well drilling program by the end of this year.

     One Denmark North Sea exploratory well, owned 40% by Pogo, is slated for late 2001 or early 2002 on the 81,000-acre Block 13/98 license. That well will be based upon ongoing evaluation of 3-D seismic on the license, and upon successful exploration drilling recently conducted nearby this license.

CAPITAL AND EXPLORATION BUDGET RAISED

     In light of Pogo's acquisition of North Central, which closed late in the first quarter, Pogo's Board of Directors has approved an increased 2001 capital and exploration budget of $350 million. This budget authorization reflects an increase of $75 million from the $275 million capital budget approved by Pogo's Board in January of this year. The additional expenditures will enable the company to drill approximately 60 wells on North Central leases during 2001.

DIVIDEND DECLARED

     Today, Pogo declared a dividend of $0.03 (three cents) per share of common stock to be paid on May 25, 2001, to shareholders of record as of May 11, 2001.

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A summary of financial results follows:

                                                                                           Three Months Ended
                                                                                                March 31,
                                                                                   -------------------------------------
                                                                                      2001                      2000
                                                                                   --------                   ---------
Natural gas
 Price per Mcf                                                                     $   5.59                    $   2.50
 Production (sales), Mcf per day                                                    182,703                     176,065
Crude Oil and Condensate
 Price per barrel                                                                  $  26.54                    $  26.11
 Production, barrels per day                                                         27,834                      24,711
 Sales, barrels per day                                                              29,460                      22,911
Total Liquids
 Production, barrels per day                                                         28,538                      26,641
 Sales, barrels per day                                                              30,164                      24,841

A summary of unaudited results follows, stated in thousands, except per share amounts:

Revenues:
 Oil and gas                                                                       $163,913                    $ 97,896
 Pipeline sales and other                                                             3,277                       3,027
 Gains (losses) on sales                                                              2,672                          (5)
                                                                                  ---------                  ----------
                                                                                   $169,862                    $100,918
                                                                                  =========                  ==========


Income before cumulative effect of change in accounting principle                  $ 39,946                    $ 10,151
Cumulative effect of change in accounting principle                                       -                      (1,768)
                                                                                  ---------                  ----------
Net income                                                                         $ 39,946                    $  8,383
                                                                                  =========                  ==========
Earnings (loss) per share:
 Basic -
 Income before cumulative effect of change in accounting principle                 $   0.93                    $   0.25
 Cumulative effect of change in accounting principle                                      -                       (0.04)
                                                                                  ---------                  ----------
   Net income                                                                      $   0.93                    $   0.21
                                                                                  =========                  ==========
 Diluted -
 Income before cumulative effect of change in accounting principle                 $   0.80                    $   0.25
 Cumulative effect of change in accounting principle                                      -                       (0.04)
                                                                                  ---------                  ----------
   Net income                                                                      $   0.80                    $   0.21
                                                                                  =========                  ==========
Discretionary Cash Flow*                                                           $111,955                    $ 56,917
                                                                                  =========                  ==========
Weighted average number of common stock and potential common stock outstanding
   Basic                                                                             43,145                      40,291
   Diluted                                                                           53,122                      47,200

*Discretionary cash flow is net cash provided by operating activities before changes in operating assets and liabilities and exploration expenses.

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

  Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns various ownership interests in 110 federal and state Gulf of Mexico lease blocks offshore from Louisiana and Texas. Pogo also owns approximately 414,000 gross leasehold acres in various oil and gas provinces onshore in the United States, approximately 714,000 gross acres in the Gulf of Thailand, approximately 778,000 gross acres in Hungary, approximately 113,000 gross acres in the United Kingdom North Sea, approximately 81,000 gross acres in the Denmark North Sea, and approximately 99,000 gross acres in Canada. Pogo common stock is listed on the New York Stock Exchange and Pacific Exchange under the symbol "PPP".

     Except for the historical and present factual information contained herein, the matters set forth in this release, include statements of management's current expectations as to efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the company. Statements identified by words such as "expects," "projects," "plans," "believes," "estimates," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from Pogo's operations cannot be fully realized, the possibility that commodity prices, costs or difficulties related to the conduct of its business will be greater or lesser than expected, and the impact of competition and other risk factors relating to the industry will be greater than expected, all as detailed from time to time in Pogo's reports filed with the SEC. Pogo disclaims any responsibility to update these forward-looking statements.

     There will be a financial analyst teleconference call on Tuesday, April 24, 2001 at 2:30 p.m. (CDT). The call can be monitored through a live broadcast via the World Wide Web at www.pogoproducing.com and www.streetfusion.com. A rebroadcast will be available on both of those websites through August 24, 2001. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer.

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